OXIS AGREES TO ACQUIRE GEORGETOWN TRANSLATIONAL PHARMACEUTICALS, APPOINTS NEW CHIEF EXECUTIVE OFFICER AND CHIEF MEDICAL OFFICER

LOS ANGELES, CA / ACCESSWIRE / June 26, 2017 / Oxis International Inc. (OTCQB: OXIS and Euronext Paris OXI.PA) announced today that it has executed a binding LOI agreement to acquire Georgetown Translational Pharmaceuticals, Inc. (GTP), a deal that will add new management and a class of close-to-market Central Nervous Systems (CNS) products that will add significant value to the Oxis business model.

Oxis has agreed to pay 33 percent of its outstanding shares to GTP to complete the transaction, which is expected to close on or before 90 days as per the agreement.

GTP, founded by Kathleen Clarence-Smith, MD, PhD, and Mark J. Silverman, JD, was incorporated in Delaware in 2015.

Dr. Clarence-Smith will become Chief Executive Officer of Oxis as part of the acquisition and will be appointed to the Oxis Board of Directors. Also joining the company’s executive management team as part of the merger will be a Chief Medical Officer (name to be disclosed upon closing), who was formerly Vice President and Chief Medical Officer and Medical Director, Oncology Clinical R&D of Pfizer, Inc. (NYSE: PFE).

Anthony J. Cataldo, who has served as Chief Executive Officer of Oxis since July 2014, will become Executive Chairman of the company. Steven Weldon will continue as Chief Financial Officer.

Prior to founding GTP, Dr. Clarence-Smith co-founded Chase Pharmaceuticals Corporation in Washington D.C. and served as Chairman of the company’s Board from 2008 to 2014. Chase Pharmaceuticals was acquired by Allergan, PLC (NYSE: AGN) in 2016.

Under the deal, Allergan agreed to pay $125 million upfront along with potential Regulatory and commercial milestones of up to $875 million to the shareholders of Chase.

http://asia.nikkei.com/Business/AC/Cipla-sells-Chase-Pharma-stake-to-Allergan

Dr. Clarence-Smith also held executive management positions with Sanofi, Roche, Otsuka Pharmaceutical and Prestwick Scientific Capital. She is co-founder and a managing member of KM Pharmaceutical Consulting in Washington, D. C.

"The merger of Oxis and GTP will greatly accelerate the clinical development of exciting new treatments to meet the medical needs of those suffering from cancer and neurologic disease,” said Dr. Clarence-Smith. “Harnessing the immune system to fight cancer has the potential to soon bring the cure for certain cancers within our reach, and our CNS pipeline includes drugs that have the potential to improve the quality of life of many patients."

Oxis’ incoming CMO said: “The drugs in the Oxis pipeline are at the forefront of targeted immunotherapeutics and represent the wave of the future. The non-clinical and clinical data is impressive and validates this approach to cancer therapy. Once approved, these agents will herald a major breakthrough in the field of immunotherapy and offer patients hope against some of the most difficult diseases to treat.”

Mr. Cataldo said: "The addition of Dr. Clarence-Smith as CEO and our new incoming CMO will be instrumental in completing Oxis’ FDA phase 2 clinical trial of OXS-1550 and our plans to advance the highly-valued TriKE platform oncology assets, which are set to go into FDA clinical trials soon. Further, we are very excited with the incoming GTP product pipeline, which will add significant value as they continue to move towards a commercial license."

Oxis' lead drug candidate, OXS-1550 (DT2219ARL), is a novel drug that binds to targets and destroys cancer cells, due to the action of the drug's cytotoxic payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. It is currently in a FDA-approved Phase 2 trial at the University of Minnesota.

In addition, Oxis holds the rights to commercialize OXS-3550, also known as TriKE, a targeted immunotherapy platform drug that directs Natural Killer (NK) cells to kill cancer cells without drug-related toxicity. “The first molecule called 161533 TriKE will target the CD33 antigen on acute myeloid leukemia cells. The 161533 TriKE will enable NK cells to become antigen specific and also drive the immune response through its IL-15 linker“. Our existing Oncology products have now reached the point where Dr. Clarence-Smith’s experience in taking drugs through FDA approvals and into the market, will bring significant value to our shareholders,” Mr. Cataldo said.

The agreement to acquire GTP marks another major value-added inflection point for the shareholders of Oxis. The company continues to progress with recently announced partnership and milestone accomplishments.

About Oxis Biotech, Inc.:
Oxis Biotech is an immuno-oncology focused company developing innovative drugs focused on the treatment of cancer and other unmet medical needs. Oxis' lead drug candidate, OXS-1550 (DT2219ARL) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 targets cancer cells expressing the CD19 receptor or CD22 receptor or both receptors. When OXS-1550 binds to cancer cells, the cancer cells internalize the drug and are killed due to the action of drug's cytotoxic payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. OXS-3550 TriKE technology was developed by researchers at the University of Minnesota Masonic Cancer Center. As demonstrated in non-clinical models, this targeted immunotherapy directs immune cells to kill cancer cells while diminishing drug-related toxicity.

About GTP Inc.:
GTP is a privately-owned biotechnology company focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for CNS disease (Neurology and Pain) and shepherding the products through the FDA approval process to the NDA. GTP products currently include treatment for neuropathic pain, refractory epilepsies, the symptoms of myasthenia gravis, and motion sickness.

Forward-Looking Statements:
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the payment of dividends, marketing and distribution plans, development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Wendy Tanaka, Sitrick & Co.
(415) 369-8447, or wtanaka@sitrick.com

SOURCE: Oxis International Inc.